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                                                                     EXHIBIT 5.1

                                PERKINS COIE LLP

             A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
         1201 THIRD AVENUE, 40TH FLOOR, SEATTLE, WASHINGTON 98101-3099
                TELEPHONE: 206 583-8888 FACSIMILE: 206 583-8500

                                  May 10, 1999

ICOS Corporation
22021 - 20th Avenue S.E.
Bothell, Washington  98021

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission (the "Commission") with respect to up to 5,000,000 shares of Common Stock, par value $0.01 per share, pursuant to the Act. The shares may be issued under the ICOS Corporation 1999 Stock Option Plan (the "Plan").

     In addition, we have acted as counsel to you in connection with the preparation of a Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to Form S-8 Registration Statements originally filed with the Commission on July 19, 1996 (File No. 333-08485), June 24, 1994 (File No. 33-80680), June 21, 1993
(File No. 33-64762) and June 8, 1992 (File No. 33-48401). Pursuant to this Amendment No. 1, (a) up to 232,476 shares available for issuance but not issued or subject to outstanding options under the Company's 1989 Stock Option Plan will not be issued under that plan but may be issued under the Plan and (b) up to 7,044,621 shares subject to outstanding options under the Company's 1989 Stock Option Plan and the Company's 1991 Stock Option Plan for Nonemployee Directors that cease to be subject to such options (other than by reason of exercise of the options to the extent they are exercised for shares) will no longer be available for issuance under those plans but will be available for issuance under the Plan.

     We have examined the Registration Statement, the Post-Effective Amendment and such documents and records of the Company as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

     Based on and subject to the foregoing, we are of the opinion that any shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            /s/ PERKINS COIE LLP